[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                                                     Exhibit 5.1

                                  April 1, 2002

Sierra Monitor Corporation
1991 Tarob Court
Milpitas, California 95035

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have  acted as  counsel  to Sierra  Monitor  Corporation,  a  California
Corporation (the "Registrant" or "you") and have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about April 2, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of 1,000,000 additional shares of your common stock reserved for issuance under the 1996 Stock Plan (the "Plan"). As your legal counsel, we reviewed the actions taken and proposed to be taken by you in connection with the proposed sale and issuance of the shares to be issued under the Plan.

     It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan and upon completion of the actions contemplated to be taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the registration statement, and any amendments thereto.

                                    Very truly yours,

                                    /s/ Wilson Sonsini Goodrich & Rosati
                                    --------------------------------------------

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation